SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)      August 1, 2003

                CHELSEA PROPERTY GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-12328 (Commission File Number)	22-3251332 (IRS Employer ID Number)

103 Eisenhower Parkway, Roseland, New Jersey	07068

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:     (973) 228-6111

(Former name or former address, if changed since last report)

Item 2.      Acquisition or Disposition of Assets.

          On August 1, 2003, Chelsea acquired Belz Factory Outlet World in Las Vegas, Nevada and a second property in Lakeland, Tennessee from affiliates of Estein & Associates USA, Ltd. pursuant to the provisions of an Agreement for Purchase and Sale dated May 8, 2003, as amended (the “Purchase Agreement”). Belz Factory Outlet World in Las Vegas contains approximately 477,000 square feet of gross leasable area. The total purchase price for the properties was approximately $107.5 million, of which $104.0 million was allocated to the Las Vegas center. The purchase price for the Las Vegas center included the assumption of approximately $24.4 million of mortgage debt. Chelsea intends to continue to use Belz Factory Outlet World in Las Vegas as an outlet center, but intends to sell the center in Lakeland, Tennessee.

          The funds used by Chelsea to consummate the acquisition were derived from borrowings under a new Term Loan Agreement dated as of July 31, 2003 with Wachovia Bank, National Association. The Term Loan Agreement provides Chelsea with $100 million of a term loan.

          The purchase price and all negotiations relating to the transaction were on an arm’s length basis.

          The foregoing description of the acquisition is qualified in its entirety by reference to the complete text of the Purchase Agreement which is filed as an exhibit hereto.

Item 7. (a)	Exhibits Financial Statements of Businesses Acquired Any required financial statements will be filed within 60 days after the date of this Form 8-K.

(b) (c)	Pro Forma Financial Information Any required pro forma financial information will be filed within 60 days after the date of this Form 8-K. Exhibit Number

2 10	Agreement for Purchase and Sale dated May 8, 2003, as amended. Term Loan Agreement dated July 31, 2003 between CPG Partners, L.P. and Wachovia Bank, National Association.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA PROPERTY GROUP, INC. By: /s/ Michael J. Clarke Name: Michael J. Clarke Title: Senior Vice President and Chief Financial Officer

Dated: August 12, 2003

EXHIBIT INDEX

Exhibit Number 2 10	Description Agreement for Purchase and Sale dated May 8, 2003, as amended. Term Loan Agreement dated July 31, 2003 between CPG Partners, L.P. and Wachovia Bank, National Association.	Page